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As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-233662

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aprea Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	84-2246769 (I.R.S. Employer Identification No.)

535 Boylston Street
Boston MA 02116
(617) 463-9385
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Christian S. Schade
President and Chief Executive Officer
Aprea Therapeutics, Inc.
535 Boylston Street
Boston, MA 02116
(617) 463-9385
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Geoffrey W. Levin, Esq. Samir A. Gandhi, Esq. Istvan A. Hajdu, Esq. Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Telephone: (212) 839-5300 Fax: (212) 839-5599	Richard D. Truesdell, Jr., Esq. Derek Dostal, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Telephone: (212) 450-4000 Fax: (212) 701-5800

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-233662) is being filed solely for the purpose of revising and adding certain exhibits to such Registration Statement as indicated in Item 16 of Part II. No change is made to the preliminary prospectus constituting Part I of this Registration Statement or Items 13, 14, 15 or 17 of Part II of this Registration Statement. Accordingly, the preliminary prospectus has not been included herein.

 Part II

Information not required in prospectus

Item 13.    Other expenses of issuance and distribution.

        The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the Securities and Exchange Commission's registration fee, the Financial Industry Regulatory Authority, Inc. filing fee and the NASDAQ listing fee.

Amount
Securities and Exchange Commission registration fee	$11,151
Financial Industry Regulatory Authority, Inc. filing fee	14,300
NASDAQ listing fee	150,000
Accountants' fees and expenses	1,050,000
Legal fees and expenses	2,000,000
Transfer Agent's fees and expenses	25,000
Printing fees and expenses	300,000
Miscellaneous fees and expenses	49,549

Total expenses	$3,600,000

Item 14.    Indemnification of directors and officers.

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon completion of this offering, our certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon the completion of this offering, our certificate of incorporation will provide that we will indemnify each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation that will be effective as of the closing date of this offering also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we do not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

        We plan to enter into indemnification agreements with each of our executive officers and directors. In general, these agreements provide that we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer of our company or in connection with their service at our request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director or executive officer makes a claim for indemnification and establish certain presumptions that are favorable to the director or executive officer.

        We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        The underwriting agreement we will enter into in connection with the offering of common stock being registered hereby provides that the underwriters will indemnify, under certain conditions, our directors and officers (as well as certain other persons) against certain liabilities arising in connection with such offering.

        Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.    Recent sales of unregistered securities.

        The following list sets forth information regarding all securities sold or granted by us since January 1, 2016, which were not registered under the Securities Act, and the consideration, if any, received by us for such securities:

          (1)   In March 2016 and October 2017, Aprea AB issued and sold an aggregate of 7,235,969 shares of its Series B preferred stock to five accredited investors at a purchase price of $6.81 and $7.02, respectively, per share for aggregate proceeds of approximately $50.0 million in cash.

          (2)   In November 2018 and February 2019, Aprea AB issued and sold an aggregate of 5,179,877 shares of its Series C preferred stock to six accredited investors at a purchase price of $12.08 and $12.10, respectively, per share for aggregate proceeds of approximately $62.3 million in cash.

          (3)   In connection with the formation and initial capitalization of Aprea Therapeutics, Inc., on July 11, 2019, Aprea Therapeutics, Inc. issued 160 shares of its common stock to Chris Schade, our Chief Executive Officer, for an aggregate purchase price of $100.

          (4)   Since January 1, 2016, we have granted stock options to purchase an aggregate of 2,973,085 shares of our common stock with exercise prices of $0.92, $1.01, $3.18 and $10.95 per share, to our employees, directors and consultants pursuant to our 2016 Stock Incentive Plan. Since January 1, 2016, we have issued an aggregate of 28,512 shares of our common stock upon exercise of stock options granted pursuant to our 2016 Stock Incentive Plan, for an aggregate consideration of $25,215 in cash.

        The offers, sales and issuances of the securities described in Items 15(1), 15(2) and 15(3) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited person and had adequate access, through employment, business or other relationships, to information about the registrant.

        The offers, sales and issuances of the securities described in Item 15(4) were exempt from registration under the Securities Act under either (1) Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or (2) Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of such securities were the registrant's employees, consultants or directors and received the securities under the registrant's 2016 Stock Incentive Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16.    Exhibits and financial statement schedules.

(a) Exhibits.

        The following exhibits are filed as part of this Registration Statement:

##1.1	Form of Underwriting Agreement
##3.1	Certificate of Incorporation of the Registrant
##3.2	Bylaws of the Registrant, as currently in effect
##3.3	Amended and Restated Certificate of Incorporation of Registrant, as currently in effect.
#3.4	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.
##3.5	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective upon the completion of this offering)
##3.6	Form of Amended and Restated Bylaws of the Registrant (to be effective upon the completion of this offering)
#4.1	Specimen common stock certificate of the Registrant
#5.1	Opinion of Sidley Austin LLP
+10.1	Form of 2019 Stock Incentive Plan and form of agreements thereunder
+10.2	Form of 2019 Employee Stock Purchase Plan and form of agreements thereunder
†10.3	Service Agreement, between Aprea AB and Syngene International Private Limited
10.4	Form of Amended and Restated Registration Rights Agreement, by and among the Registrant and the shareholders party thereto
##+10.5	Form of Indemnification Agreement between the Registrant and each of its directors and executive officers
#+10.6	Form of Employment Agreement between the Registrant and Christian S. Schade
#+10.7	Form of Employment Agreement between the Registrant and Eyal C. Attar, M.D.
#+10.8	Form of Employment Agreement between the Registrant and Lars Abrahmsen, Ph.D.
#+10.9	Form of Employment Agreement between the Registrant and Gregory A. Korbel, Ph.D.
#+10.10	Form of Employment Agreement between the Registrant and Scott M. Coiante.
†10.11	Master Manufacturing and Supply Agreement, between Aprea Therapeutics AB and Siegfried Hameln GmbH
##23.1	Consent of Ernst & Young AB, independent registered public accounting firm
#23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)
##24.1	Power of Attorney

#
To be filed by amendment.

##
Previously filed.

+
Indicates a management contract or compensatory plan.

†
Portions of this exhibit (indicated by bracketed asterisks) have been omitted as the Company has determined that (i) the omitted information is not material and (ii) the omitted information would likely cause competitive harm to the Company if publicly disclosed.

(b) Financial statement schedules.

        No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the related notes.

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 25th day of September 2019.

APREA THERAPEUTICS, INC.
By:	/s/ CHRISTIAN S. SCHADE Christian S. Schade President and Chief Executive Officer

Power of attorney

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRISTIAN S. SCHADE Christian S. Schade	President and Chief Executive Officer and Director (principal executive officer)	September 25, 2019
/s/ SCOTT M. COIANTE Scott M. Coiante	Chief Financial Officer (principal financial and accounting officer)	September 25, 2019
* Scott M. Rocklage, Ph.D.	Chairman of the Board of Directors	September 25, 2019
* Johan Christenson, M.D., Ph.D.	Director	September 25, 2019
* Jonathan Hepple, Ph.D.	Director	September 25, 2019
* Guido Magni, M.D., Ph.D.	Director	September 25, 2019
* Bernd R. Seizinger, M.D., Ph.D.	Director	September 25, 2019

Signature		Title	Date

* John B. Henneman, III		Director	September 25, 2019
*By:	/s/ SCOTT M. COIANTE Scott M. Coiante Attorney-in-fact

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Explanatory Note
Part II Information not required in prospectus
  Item 13. Other expenses of issuance and distribution.
  Item 14. Indemnification of directors and officers.
  Item 15. Recent sales of unregistered securities.
  Item 16. Exhibits and financial statement schedules.
  Item 17. Undertakings.
Signatures
Power of attorney